Exhibit 99.1


Genentech to Remain Independent Company, Roche Intends to Exercise Its Call Option and Publicly Reissue Genentech Shares

SOUTH SAN FRANCISCO, Calif. -- June 2, 1999 -- Genentech, Inc. (NYSE: GNE) today announced that it has been informed that Roche intends to exercise its call option. Upon exercise of the call, Genentech will redeem all of its outstanding shares not owned by Roche. This redemption will be based on the terms of an agreement it reached with the company in 1990 and renegotiated in 1995. In addition, after the redemption is completed, Roche intends to publicly sell up to 19 percent of Genentech shares and continue Genentech as a publicly traded, independent entity.

"We are extremely pleased with plans to sell publicly a portion of Genentech's stock, which will allow us to continue our work as an independent company," said Arthur D. Levinson, Ph.D., Genentech's president and chief executive officer. "This new arrangement with Roche, which is consistent with our stated desire to remain independent, will allow us to continue to implement our strategic plan focused on bringing important new products to patients and increased value to shareholders."

Roche will complete the redemption of all outstanding Genentech shares pursuant to the option agreement approved by the Genentech shareholders in 1995. Roche expects that a registration statement relating to the public offering will be filed in mid-June. The public offering will be made only by means of a prospectus. After the public offering, Roche will remain the majority shareholder of Genentech, and no future put or call agreements are anticipated.

Upon receiving the official call notice from Roche, Genentech will redeem its shares of Callable Putable Common Stock. Genentech will send a redemption notice to each shareholder informing them of the process to redeem Genentech shares for $82.50 each. Genentech will appoint a depository that will receive the funds from Roche to pay each shareholder.

Genentech, Inc. is a leading biotechnology company that discovers, develops, manufacturers and markets human pharmaceuticals for significant unmet medical needs. Twelve of the currently marketed biotechnology products stem from Genentech science, seven of which Genentech markets directly in the United States. The company has headquarters in South San Francisco, California, and is traded on the New York Stock Exchange and the Pacific Exchange under the symbol GNE.

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